Exhibit j.1

Independent Auditors' Report

The Board of Directors and Shareholders
Kopp Funds Inc.:

We have audited the statement of changes in net assets of Kopp Emerging Growth Fund (a portfolio within Kopp Funds, Inc.) for the year ended September 30, 2000 and the financial highlights for each of the years in the three-year period ended September 30, 2000. This financial statement and the financial highlights are the responsibility of the funds' management. Our responsibility is to express an opinion on this financial statement and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statement and the financial highlights referred to above present fairly, in all material respects, the changes in net assets of Kopp Emerging Growth Fund for the year ended September 30, 2000, and the financial highlights for each of the years in the three-year period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
Minneapolis, Minnesota
October 20, 2000